EXHIBIT 10.26

Tactical Solution Options Teaming Agreement

THIS TEAMING AGREEMENT, including all Exhibits attached hereto or referenced herein (hereinafter referred to as “this Agreement”), is made and entered into this 5th day of February, 2007, by and between Tactical Solution Options, a Division of Tactical Solution Partners, Inc. (“TSO”), a Delaware corporation with offices located at 1403 Greenbrier Pkwy., Suite 430, Chesapeake, VA 23320, and AMTI, an Operation of Science Applications International Corporation (“SAIC”), a Delaware corporation with offices located at 2900 Sabre Street, Suite 800, Virginia Beach, VA 23452. TSO and SAIC are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”

WHEREAS, the ** is planning to issue a task order for ** evaluator/assessment services requirements;

WHERAS, TSO is the lead on a Non-Solicited proposal effort directed at ** and ** to sell services ** for same like services; Like services (** and **) expect to be procured through Task Order, Sole Source or RFP solicitation;

WHEREAS, each of the Parties have determined that it and the Government would benefit from a team arrangement in order to develop the optimal approach to responding to the Solicitation, and because such an arrangement complements each Party’s unique capabilities and fills voids in each Party’s technical and production capabilities, the Parties recognize the efficiency of teaming together and therefore wish to team together for the purpose of competitively responding to the Solicitation and obtaining contract(s) resulting therefrom;

WHEREAS, the Parties wish to establish a team arrangement in the form of a prime contractor/subcontractor relationship pursuant to which TSO will act as the prime contractor (hereinafter referred to as “the Prime”) on behalf of the team, and SAIC will act as a subcontractor within the team (hereinafter referred to as “the Subcontractor”);

WHEREAS, the Parties wish to enter into this Agreement to set forth more fully the terms and conditions pursuant to which the Parties will, as a team, respond to the Solicitation and obtain any contract(s) resulting therefrom, and the Parties have agreed to the respective responsibilities of work to be performed by the Prime and Subcontractor on the Procurement, as set forth in the Statement of Work attached hereto as Exhibit A; and

WHEREAS, the ability of the Parties to competitively respond to the Solicitation and to obtain contracts resulting therefrom will necessitate the disclosure by each Party to the other of its Proprietary Information, and the Parties are willing to make their Proprietary Information available to the other Party for the limited purpose of competitively responding to the Solicitation and obtaining contract(s) resulting therefrom, and each of the Parties is willing to accept the Proprietary Information from the other Party in confidence for use solely and exclusively in connection with competitively responding to the Solicitation and obtaining contract(s) resulting therefrom, in accordance with the terms and conditions of this Agreement and any Non-Disclosure Agreement the Parties have entered into.

NOW, THEREFORE, in consideration of the foregoing, and in reliance on the mutual promises and obligations contained herein, the Parties hereby agree as follows:

1.

Definitions. The terms set forth herein are defined as follows:

a.

“Procurement” or “the Procurement” means the entire process pursuant to which the Government selects and processes, whether by purchase, lease, license or any other means, the acquisition of the goods and/or services described in the Solicitation, including but not limited to any and all pre-proposal activity, the submission of proposals, the conduct of benchmarks (if any), negotiations, clarifications and/or discussions (if any) with respect to any contracts resulting therefrom, and the award of any such contracts;

b.

“Proprietary Information” shall have the same meaning as set forth in any separate Non-Disclosure Agreement between the parties; and

c.

“Solicitation” means Solicitation or RFP No. (Not issued as of this date), any and all modifications or amendments thereto.

2.

Parties’ Responsibilities. Each Party will work with the other in good faith with the objective of developing a proposal or proposals which will cause the selection of the Prime as a prime contractor for the Procurement and the approval by the Government of the Subcontractor as the subcontractor for the work assigned to the

** Certain portions of this agreement have been redacted.

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Subcontractor herein, and each Party shall continue to exert reasonable, good faith efforts toward this objective throughout any and all negotiations concerning a proposed contract or subcontracts which may follow the submission of such proposal or proposals. This requirement includes the furnishing by Subcontractor of sufficient qualified personnel to assist the Prime in preparing proposals and related materials.

3.

Identification of Parties. It is understood that in proposals submitted for the Procurement, the Prime will identify the Subcontractor as a team member and describe the relationship and respective areas of responsibility of the Parties.

4.

Additional Team Members. Notwithstanding any other provision herein to the contrary, the Prime reserves the right to add additional team members to the Procurement team to assist in performing tasks and areas of work and responsibility thereunder, and take whatever actions it deems reasonably necessary to produce a proposal or proposals that have the greatest likelihood of resulting in the selection of the Prime as the prime contractor for the Procurement. In the event that additional team members are added, the Prime agrees to obtain adequate written protection of the Subcontractor’s Proprietary Information from any other team member(s) and protect Subcontractor’s area of responsibility as stipulated in Exhibit A.

5.

Subcontractor Responsibilities. The Subcontractor will furnish, for incorporation into any proposal, all proposal materials, information and data pertinent to the work assigned to the Subcontractor, including but not limited to, manuscripts, art work, and cost and/or pricing data, as appropriate. Upon request of the Prime, the Subcontractor shall provide directly to the Government, as part of the Subcontractor’s cost proposal, completed Government cost and pricing forms and certifications with detailed supporting schedules, and any other documents required to be submitted as part of the proposal, in order to permit the Government’s evaluation of this data. The cost format and work breakdown structure in the Subcontractor’s proposal shall be as specified by the Prime.

6.

Subcontractor Personnel. At the Prime’s request, the Subcontractor shall make available appropriate management and technical personnel to assist the Prime in any discussions, communications or negotiations with the Government relating to the Procurement.

7.

Costs/Limitation of Liability. Each Party shall bear all costs, expenses, risks and liabilities incurred by it arising out of or relating to its obligations, efforts or performance under this Agreement. Neither Party shall have any right to any reimbursement, payment or compensation of any kind from the other during the term of this Agreement. The liability of either Party to the other for any claims, liabilities, actions or damages arising out of or relating to this Agreement, howsoever caused and regardless of the legal theory asserted, including breach of contract or warranty, tort, strict liability, statutory liability or otherwise, shall not, in the aggregate, exceed the amount of out-of-pocket costs incurred by the other Party under this Agreement which are not otherwise reimbursed either directly or indirectly by the Government. In no event shall either Party be liable to the other for any punitive, exemplary, special, indirect, incidental or consequential damages (including, but not limited to, lost profits, lost revenues, lost business opportunities, loss of use or equipment down time, and loss of or corruption to data) arising out of or relating to this Agreement, regardless of the legal theory under which such damages are sought, and even if the Parties have been advised of the possibility of such damages or loss.

8.

Submissions to the Government. The Prime shall have the sole right to decide the form and content of all documents submitted to the Government. The Prime will make reasonable efforts to insure that the Subcontractor’s data is accurately and adequately portrayed, and identified as the Subcontractor’s portion. The Prime will afford the Subcontractor the opportunity to review, upon request prior to proposal submission, that portion of the proposal that includes the effort to be performed by the Subcontractor.

9.

Subcontract Negotiations. If, during the term of this Agreement, a prime contract resulting from the Solicitation is awarded to the Prime, the Parties will, to the extent permitted by Government rules, regulations and applicable law, engage in good faith negotiations towards entering into a subcontract. The Parties will undertake reasonable efforts to enter into a subcontract for that portion of the work set forth in Exhibit A of this Agreement, as may be modified by the Parties. Such work shall be performed by the Subcontractor in accordance with schedules and technical specifications, if any, and at a price and other terms and conditions to be mutually agreed upon between the Parties, and subject to the stipulation that such an agreement be reached within a reasonable period of time, which shall in no event exceed 60 days. Said terms and conditions shall not conflict with Government rules, regulations and applicable law. If the Prime and Subcontractor cannot reach agreement after 60 days, the Prime shall be free to contract with another source.

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Tactical Solution Options Teaming Agreement

10.

Government Direction. It is understood that the Prime may be directed by the Government to place the work contemplated in Exhibit A as the Subcontractor’s responsibility, with another source, or to direct that such work be bid on a competitive basis. In such event, the Prime may, at its sole discretion, present to the Government its grounds for reversal of such direction. The Subcontractor shall, upon request of the Prime, provide assistance in connection with such presentation. If a reversal cannot reasonably be obtained or if the Prime chooses not to seek a reversal of the Government’s decision, then the Prime shall comply with the Government’s direction, and under such circumstances, the Parties shall have no further obligations to one another hereunder, except as set forth in any separate Non-Disclosure Agreement between the Parties.

11.

Contacts. The Prime shall be the sole contact with potential customers concerning the Procurement. However, the Subcontractor may contact a potential customer concerning the Procurement, with the prior written approval of the Prime, which shall not be unreasonably withheld.

12.

Communications with the Government. Although the Prime is contemplated as the sole interface with the Government, it is recognized that the Subcontractor may have continuing relations with the Government and may be the recipient of inquiries concerning the Procurement. Therefore, any communications initiated by the Government directly with the Subcontractor concerning this Procurement are permissible, provided the Prime is notified promptly of such communications and the substance thereof, but in no event later than one business day after such communication.

13.

Presentations. In the event the Prime is afforded the opportunity to make presentations, whether orally or in writing, to potential customers concerning the Procurement, the content of such presentations may, at the Prime’s discretion, be made known to the Subcontractor, subject to any prohibitions or restrictions that may be imposed by the Government upon such disclosure. The Subcontractor agrees to support such presentations, as may be requested by the Prime, to the extent such presentations relate to the Subcontractor’s area of work as defined in Exhibit A.

14.

Public Announcements/Disclosures. Any news release, public announcement, advertisement or other form of publicity released or disclosed by either Party concerning this Agreement or any proposals relating thereto, shall be subject to the prior approval of the other party, which shall not be unreasonably withheld, except that if required or requested by the Government, this Agreement and the terms thereof may be made known to the Government. Any such public announcement, release or disclosure shall give due credit to the contribution of each Party.

15.

Points of Contact. The Parties each will designate one or more individuals within their respective organizations as their representative(s) responsible for directing performance of the Parties’ obligations under this Agreement.

16.

Proprietary/Confidential Information. In carrying out the terms of this Agreement, it may be necessary for the Parties to provide proprietary and/or confidential information to one another. In such event, the disclosure and use of all proprietary and/or confidential information shall be in accordance with any separate Non-Disclosure Agreement between the Parties.

17.

Inventions/Patents. Nothing contained in this Agreement shall, by express grant, implication, estoppel or otherwise, create in either Party any right, title, interest, or license in or to the inventions, patents, computer software or software documentation of the other Party.

18.

Termination/Expiration. This Agreement shall remain in effect until the first of the following shall occur:

a.

A decision by either Party that it does not wish to participate in the Procurement or in any response to the Solicitation, in any manner, provided that such decision is communicated in writing to the other Party at least thirty (30) days prior to the due date of the initial proposal, offer or quote. In the event of the foregoing, the terminating Party shall be prohibited from responding to the Solicitation or participating in the Procurement, in any manner, either independently or in conjunction with any other Party.

b.

An official Government announcement that the Solicitation has been canceled, or the Procurement or Solicitation is materially or substantially revised and in the good faith opinion of either Party, the team is no longer competitive.

c.

Upon the award of a prime contract for the Solicitation to a contractor or contractors other than the Prime.

d.

Award of a prime contract to the Prime and a subcontract to the Subcontractor.

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e.

The Prime is unable to obtain Government approval of the Subcontractor as a subcontractor to the Prime, and/or the terms of the subcontract between the Prime and the Subcontractor cannot reasonably be modified to secure the Government’s approval of the Subcontractor.

f.

Inability of the Prime and the Subcontractor, after negotiating in good faith for a reasonable period of time, to reach agreement on the terms and conditions of a subcontract. If such agreement has not been reached within sixty (60) days from the initiation of negotiations, it will be deemed that the Parties were unable to reach agreement.

g.

One year after the effective date of this Agreement, unless extended in writing by the Parties.

h.

Either Party becomes insolvent, is placed into receivership, becomes the subject of proceedings under the laws relating to bankruptcy, the relief of debtors or assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due.

i.

The suspension or debarment by the U.S. Government of the Prime or the Subcontractor.

19.

Survival. The termination or expiration of this Agreement shall not supersede or affect the obligations of the Parties with respect to the protection of Proprietary Information, as set forth in any separate Non-Disclosure Agreement between the Parties, which shall survive such termination or expiration and remain in full force and effect.

20.

Exclusivity. Since this Agreement, and any proposal, offer or quote prepared or generated in connection therewith, requires the full cooperation of the Parties, both Parties agree that they will not in any manner participate in or undertake efforts that are competitive to this Agreement, nor will they compete for the Procurement or respond to the Solicitation, independently or in conjunction with any other Party, during the term of this Agreement. The foregoing prohibitions include, but are not limited to, participation in proposal efforts or the interchange of technical data with competitors; provided, however, that the foregoing does not limit or restrict the rights of the Parties in offering to sell or selling to others their standard products and services incidental thereto.

21.

Notices. All notices, certificates, acknowledgments or other written communications (hereinafter referred to as “Notices”) required to be given under this Agreement shall be in writing and shall be deemed to have been given and properly delivered if duly mailed by certified or registered mail to the other Party at its address as follows, or to such other address as either Party may, by written notice, designate to the other. Additionally, Notices sent by any other means (i.e., facsimile, overnight delivery, courier, and the like) are acceptable subject to written confirmation of both the transmission and receipt of the Notice.

Prime		Subcontractor

Tactical Solution Options (“TSO”)		AMTI, An Operation of Science Applications

A division of Tactical Solution Partners, Inc. (“TSPI”)		International Corporation (“SAIC”)

1403 Greenbrier Pkwy., Suite 430		2900 Sabre Street, Suite 800

Chesapeake, VA 23320		Virginia Beach, VA 23452

Attn:	Mike Wall	Attn:	David Nason

Phone:	757-961-3457	Phone:	757- 431-8597

Fax:	757-961-3776	Fax:	757- 431-8391

22.

Relationship of Parties. This Agreement is not intended by the Parties to constitute or create a joint venture, limited liability company, pooling arrangement, partnership, or other formal business organization of any kind, other than a contractor team arrangement as set forth in FAR Part 9.6, and the rights and obligations of the Parties shall be only those expressly set forth herein. Neither Party shall have authority to bind the other except to the extent expressly authorized herein. Nothing in this Agreement shall be construed as providing

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for the sharing of profits or losses arising out of the efforts of either or both Parties. It is also understood that no division of markets is attempted by this Agreement.

23.

Assignment. This Agreement may not be assigned, novated or otherwise transferred by operation of law or otherwise by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Any change of control of a Party shall be deemed an assignment of this Agreement that requires the prior written consent of the other Party. For purposes of this Agreement, “change of control” means any merger, consolidation, sale of all or substantially all of the assets or sale of a substantial block of stock, of a Party. Any such assignment, novation or transfer by one Party not in accordance with this provision shall be a material breach of this Agreement and shall be grounds for immediate termination thereof by the non-breaching Party, in addition to any other remedies that may be available at law or in equity to the non-breaching Party.

24.

Modifications/Non-Waiver of Rights. This Agreement shall not be amended, modified or extended, nor shall any waiver of any right hereunder be effective, unless set forth in a document executed by duly authorized representatives of both Parties, specifically referencing the provision of this Agreement to be amended, modified, extended or waived. The failure of either Party to insist upon performance of any provision of this Agreement, or to exercise any right, remedy or option provided herein, shall not be construed or deemed as a waiver of the right to assert any of the same at any time thereafter.

25.

Government’s Right to Negotiate. Nothing herein is intended to affect the rights of the Government to negotiate directly with either Party hereto on any basis the Government may desire.

26.

Entire Agreement. This Agreement, including any and all Exhibits hereto which are incorporated herein by reference, constitutes the entire agreement and understanding between the Parties hereto, and supersedes and replaces any and all previous or contemporaneous understandings, commitments, agreements, proposals or representations of any kind, whether oral or written, relating to the subject matter hereof.

27.

Severability. If any term, condition or provision of this Agreement is held or finally determined to be void, invalid, illegal, or unenforceable in any respect, in whole or in part, such term, condition or provision shall be severed from this Agreement, and the remaining terms, conditions and provisions contained herein shall continue in force and effect, and shall in no way be affected, prejudiced or disturbed thereby.

28.

Classified/Export Controlled Information. To the extent the obligations of the Parties hereunder involve access to information classified by the U.S. Government as “Confidential” or higher, the provisions of all applicable federal laws, statutes and regulations shall apply to this Agreement. The provisions of all applicable security and export control laws, statutes and regulations shall also apply hereto.

29.

Governing Law. This Agreement shall be governed by and construed, enforced and interpreted under the laws of the State of Delaware, without regard to its laws relating to conflict or choice of laws. Any dispute, claim, action or suit arising out of or relating to this Agreement may only be brought exclusively in a court of competent jurisdiction in the State of Delaware.

30.

Headings. The headings and titles of the various sections of this Agreement are intended solely for convenience of reference and are not intended to define, limit, explain, expand, modify or place any construction on any of the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties represent and warrant that this Agreement is executed by duly authorized representatives of each Party as set forth below on the date first stated above.

TACTICAL SOLUTION OPTIONS (“TSO”)		SCIENCE APPLICATIONS INTERNATIONAL CORP.
A division of TACTICAL SOLUTION
PARTNERS, INC. (“TSPI”)

By:	/s/ Richard A. Sajac	By:	/s/ David Nason

Name:	Richard A. Sajac	Name:	David Nason

Title:	Chief Operating Officer, TSPI	Title:	Director of Contracts

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EXHIBIT A

TACTICAL SOLUTION OPTIONS
STATEMENT OF WORK

FOR

An impending Non -Solicited Task Orders from the ** for Evaluator/Assessment Subject Matter Experts (SME)

1. Introduction:

This Statement of Work pertains to the impending Non-Solicited Task Orders from the ** for Evaluator/Assessment Subject Matter Experts (SME) for both emergent and long term Task Order requirements. Additionally, ** Solicitations in the form of Sole Source, RFP, or Task order for same like services as developed through the initial venture to **. It is the intent of TSO to award SAIC a subcontract under this Program, if TSO is successful in winning the prime contract. TSO's goal is to put forth to the Government the best capabilities and qualified cost effective resources regardless of company affiliation, throughout the life of the contract. Tactical Solution Options and SAIC agree that upon satisfactory negotiation of a subcontract, the following areas of technical support will be included in the subcontract between the parties.  Both parties recognize Exhibit A represents the initial task order and expected like future task orders for related services or a RFP by **. The government may define within the Statement Of Work requirements on follow on tasking or a RFP solicitation that would lead to modifications of tasking to a individual team member in order to meet the stated requirements.

2. Subcontract Responsibility Assignment:

2.1

The Subcontractor will be eligible to provide support in the following areas:

a.

Provide experienced ** instructor support (Consistent with the ** program);

b.

Provide training and evaluation Subject Matter Expert (SME) support directly to the government in support of ** operations;

c.

Provide any other mutually agreed upon areas of expertise requested by the customer.

TSO retains sole discretion to assign tasks or services ordered by the Government to any subcontractor as it chooses.

2.2

To the extent the awarded contract provides for additional tasking, Subcontractor will be free to independently market work within its respective areas of expertise under the resulting contract, provided that it will not knowingly market work that is intended for another team member. It is further intended that the Subcontractor will coordinate marketing efforts with TSO’s Program Manager to alleviate the possibility of creating a potential conflict. TSO will not withhold approval for direct contact between the Subcontractor and the Government customer (in accordance with Paragraph 12 of the TSO Teaming Agreement) as long as such contact is in the spirit of this paragraph, relative to marketing their areas of expertise. In the event that team members have overlapping technical capability, TSO will assign responsibilities in accordance with marketing initiative, customer preference, cost, and availability of personnel. TSO, as Prime, retains responsibility for unilaterally settling disputes using the aforementioned criteria in arriving at a decision.

3.0 Proposal Support

SAIC will provide TSO with the following data and services related to generating written proposal:

3.1 Staffing. Subcontractor will provide staffing, including resumes as required, with rates, which will provide quality services at a competitive cost to the Government to meet Proposal requirements cited in the Non-Solicited proposal and specific requirements defined by TSO.  As Prime, TSO will also establish and promulgate proposal pricing goals. The inclusion of subcontractor data in the final Cost Proposal, including selected key resumes and allocated hours, will be dependent upon meeting pricing objectives for the work proposed. Any resume so supplied shall conform in format to that specified by TSO.

** Certain portions of this agreement have been redacted.

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3.2 Proposal Preparation. The Subcontractor’s participation in the Technical and Past Performance proposal preparation will be in response to written requests by the TSO Proposal Manager to satisfy proposal requirements as specified above. Cost Proposal preparation will be in response to formal requests from TSO’s contract Administrator.

3.3 Proposal review. Proposal preparation will be accomplished as a team effort; however, TSO will have the sole right to decide final content. The Subcontractor will be provided the opportunity to review the technical and past performance proposal data prior to submittal. This does not limit TSO’s right to decide content but provides the Subcontractor the opportunity to comment and ensure the accuracy of their data.

3.4 The Subcontractor will provide the Prime with the following data related to generating a written proposal for the Program:

a.

Resumes of qualified current employees proposed for the work areas assigned. Each resume so supplied shall conform in format to that specified by TSO.

b.

Technical approach data in WBS areas assigned to satisfy proposal requirements as specified above.

c.

RFP-relevant corporate experience in the form of contract summaries in the format supplied by the Prime.

d. Cost and pricing data/information as required by TSO.

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